Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Godwin ngodwin@unum.com
INVESTORS	Matt Royal 423-294-1037 mroyal@unum.com

Unum Group Reports Fourth Quarter 2022 Results

•Net income of $279.6 million ($1.39 per diluted common share) for the fourth quarter of 2022; after-tax adjusted operating income was $286.7 million ($1.43 per diluted common share).

•Results reflect strong operating performance and the continuation of favorable trends seen throughout 2022; growth in full year 2022 after-tax adjusted operating income per diluted common share of 42.8 percent.

•Strong core operations sales growth of 16.8 percent and stable persistency supporting premium growth of nearly 4 percent on a constant currency basis.

•Robust balance sheet and liquidity with holding company cash of $1.6 billion and weighted average risk-based capital ratio of approximately 420 percent.

•Book value per common share of $46.51 decreased 17.5 percent compared to the year-ago quarter; book value per common share excluding accumulated other comprehensive income (loss) (AOCI) grew 10.7 percent over the year-ago quarter to $60.45.

CHATTANOOGA, Tenn. (January 31, 2023) - Unum Group (NYSE: UNM) today reported net income of $279.6 million ($1.39 per diluted common share) for the fourth quarter of 2022, compared to net income of $159.7 million ($0.78 per diluted common share) for the fourth quarter of 2021.

Included in net income for the fourth quarter of 2022 is the after-tax amortization of the cost of reinsurance of $12.0 million ($0.06 per diluted common share), as well as a net after-tax investment gain on the Company’s investment portfolio of $4.9 million ($0.02 per diluted common share). Included in net income for the fourth quarter of 2021 is the after-tax amortization of the cost of reinsurance of $15.5 million ($0.08 per diluted common share), as well as a net after-tax investment loss on the Company’s investment portfolio of $6.8 million ($0.03 per diluted common share).

“2022 was an excellent year for Unum, reflecting the fundamental strength of our business and our ongoing commitment to delivery for our customers,” said Richard P. McKenney, president and chief executive officer. “Our solid fourth quarter results were driven by higher premiums across our core segments and continued favorable trends in our Group Disability line. We enter 2023 with strong sales momentum and record levels of capital. This positions us well to execute on our strategy of growth while returning capital to our shareholders through dividends and share repurchase."

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains or losses, amortization of cost of reinsurance, and certain other items. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported adjusted operating income of $228.7 million in the fourth quarter of 2022, an increase of 181.0 percent from $81.4 million in the fourth quarter of 2021. Premium income for the segment increased 3.4 percent to $1,581.5 million in the fourth quarter of 2022, compared to premium income of $1,529.3 million in the fourth quarter of 2021. Net investment income for the segment decreased 8.3 percent to $166.9 million in the fourth quarter of 2022, compared to $182.1 million in the fourth quarter of 2021.

Within the Unum US operating segment, the group disability line of business reported a 236.1 percent increase in adjusted operating income to $114.6 million in the fourth quarter of 2022, compared to $34.1 million in the fourth quarter of 2021. Premium income for the group disability line of business increased 7.3 percent to $732.9 million in the fourth quarter of 2022, compared to $682.9 million in the fourth quarter of 2021, driven by in-force block growth and favorable persistency. Net investment income decreased 8.9 percent to $86.5 million in the fourth quarter of 2022, compared to $94.9 million in the fourth quarter of 2021, driven by lower miscellaneous investment income and a lower level of invested assets. The benefit ratio for the fourth quarter of 2022 was 64.1 percent, compared to 78.3 percent in the fourth quarter of 2021, primarily due to lower claims incidence in both the group short-term and long-term disability product lines as well as favorable recoveries in the group long-term disability product line. Group long-term disability sales were $156.1 million in the fourth quarter of 2022, an increase of 45.5 percent from $107.3 million in the fourth quarter of 2021. Group short-term disability sales were $101.9 million in the fourth quarter of 2022, an increase of 54.9 percent from $65.8 million in the fourth quarter of 2021. Persistency in the group long-term disability product line was 90.7 percent for full year 2022, compared to 89.6 percent for full year 2021. Persistency in the group short-term disability product line was 88.9 percent for full year 2022, compared to 87.4 percent for full year 2021.

The group life and accidental death and dismemberment line of business reported adjusted operating income of $29.3 million in the fourth quarter of 2022, compared to an adjusted operating loss of $71.7 million in the fourth quarter of 2021. Premium income for this line of business increased 1.8 percent to $463.2 million in the fourth quarter of 2022, compared to $455.2 million in the fourth quarter of 2021, driven by in-force block growth, partially offset by lower persistency. Net investment income decreased 9.7 percent to $25.2 million in the fourth quarter of 2022, compared to $27.9 million in the fourth quarter of 2021, due primarily to lower miscellaneous investment income, partially offset by an increase in the yield on invested assets. The benefit ratio in the fourth quarter of 2022 was 78.2 percent, compared to 98.3 percent in the fourth quarter of 2021, due to lower mortality in the group life product line, resulting primarily from lessening impacts of COVID-19 on our insured population. Sales of group life and accidental death and dismemberment products decreased 8.0 percent in the fourth quarter of 2022 to $94.9 million, compared to $103.2 million in the fourth quarter of 2021. Persistency in the group life product line was 88.9 percent for full year 2022, compared to 89.7 percent for full year 2021. Persistency in the accidental death and dismemberment product line was 87.9 percent for full year 2022, compared to 89.1 percent for full year 2021.

The supplemental and voluntary line of business reported a decrease of 28.7 percent in adjusted operating income to $84.8 million in the fourth quarter of 2022, compared to $119.0 million in the fourth quarter of 2021. Results were impacted from the recapture of a critical illness reinsurance treaty in the voluntary benefits product line. Premium income for the supplemental and voluntary line of business decreased to $385.4 million in the fourth quarter of 2022, compared to $391.2 million in the fourth quarter of 2021, due primarily to a change in estimate in the individual disability unearned premium reserve. Net investment income decreased 6.9 percent to $55.2 million in the fourth quarter of 2022, compared to $59.3 million in the fourth quarter of 2021, primarily due to lower miscellaneous investment income and a decrease in the yield on invested assets. The benefit ratio for the individual disability product line was 53.2 percent for the fourth quarter of 2022, compared to 40.2 percent for the fourth quarter of 2021, due to a change in estimate in the individual disability

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

unearned premium reserve as well as higher average benefit size. The benefit ratio for the voluntary benefits product line was 44.9 percent in the fourth quarter of 2022, compared to 42.9 percent for the fourth quarter of 2021, due to unfavorable experience in both the critical illness and accident product lines, partially offset by lower mortality in the life product line, resulting primarily from lessening impacts of COVID-19 on our insured population. The benefit ratio for the dental and vision product line was 65.9 percent in the fourth quarter of 2022, compared to 65.6 percent for the fourth quarter of 2021. Relative to the fourth quarter of 2021, sales in the individual disability product line increased 16.7 percent in the fourth quarter of 2022 to $25.9 million. Sales in the voluntary benefits product line decreased 5.0 percent in the fourth quarter of 2022 to $49.9 million. Sales in the dental and vision product line totaled $41.2 million for the fourth quarter of 2022, an increase of 43.1 percent compared to the fourth quarter of 2021. Persistency in the individual disability product line was 89.5 percent for full year 2022, compared to 89.7 percent for full year 2021. Persistency in the voluntary benefits product line was 75.8 percent for both full year 2022 and 2021. Persistency in the dental and vision product line was 79.9 percent for full year 2022, compared to 86.0 percent for full year 2021.

Unum International

The Unum International segment reported adjusted operating income of $45.0 million in the fourth quarter of 2022, an increase of 66.1 percent from $27.1 million in the fourth quarter of 2021. Premium income increased 0.5 percent to $178.3 million in the fourth quarter of 2022, compared to $177.5 million in the fourth quarter of 2021. Net investment income increased 26.1 percent to $47.8 million in the fourth quarter of 2022, compared to $37.9 million in the fourth quarter of 2021. Sales decreased 7.1 percent to $23.6 million in the fourth quarter of 2022, compared to $25.4 million in the fourth quarter of 2021. For the fourth quarter of 2022, Unum International results were unfavorably impacted by fluctuations in the British pound sterling to U.S. dollar exchange rate relative to the fourth quarter of 2021.

The Unum UK line of business reported adjusted operating income, in local currency, of £37.7 million in the fourth quarter of 2022, an increase of 101.6 percent from £18.7 million in the fourth quarter of 2021. Premium income was £132.1 million in the fourth quarter of 2022, an increase of 15.4 percent from £114.5 million in the fourth quarter of 2021, due to favorable sales and in-force block growth. Net investment income was £38.6 million in the fourth quarter of 2022, an increase of 44.0 percent from £26.8 million in the fourth quarter of 2021, due to higher investment income from inflation index-linked bonds. The benefit ratio in the fourth quarter of 2022 was 76.0 percent, compared to 81.4 percent in the fourth quarter of 2021, due to favorable experience in the group long-term disability product line driven by favorable recoveries. Sales increased 1.4 percent to £14.8 million in the fourth quarter of 2022, compared to £14.6 million in the fourth quarter of 2021. Persistency in the group long-term disability product line was 85.1 percent for full year 2022, compared to 89.3 percent for full year 2021. Persistency in the group life product line was 87.9 percent for full year 2022, compared to 86.5 percent for full year 2021. Persistency in the supplemental product line was 92.8 percent for full year 2022, compared to 90.9 percent for full year 2021.

Colonial Life Segment

Colonial Life reported a 16.3 percent increase in adjusted operating income to $93.0 million in the fourth quarter of 2022, compared to $80.0 million in the fourth quarter of 2021. Premium income decreased 0.7 percent to $420.4 million in the fourth quarter of 2022, compared to $423.3 million in the fourth quarter of 2021, primarily as a result of lower overall persistency, partially offset by higher prior period sales. Net investment income decreased 8.8 percent to $37.3 million in the fourth quarter of 2022, compared to $40.9 million in the fourth quarter of 2021, due to lower miscellaneous investment income and a decline in the yield on invested assets, partially offset by an increase in the level of invested assets. The benefit ratio was 45.0 percent in the fourth quarter of 2022, compared to the benefit ratio of 52.5 percent in the fourth quarter of 2021, driven by favorable claim experience across all product lines.

Sales increased 2.3 percent to $170.0 million in the fourth quarter of 2022, compared to $166.2 million in the fourth quarter of 2021. Persistency in Colonial Life was 78.0 percent for full year 2022, compared to 79.3 percent for full year 2021.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Closed Block Segment

The Closed Block segment reported adjusted operating income of $40.4 million in the fourth quarter of 2022, compared to $76.7 million in the fourth quarter of 2021. Excluded from the fourth quarters of 2022 and 2021 is the amortization of the cost of reinsurance related to the Closed Block individual disability reinsurance transaction of $15.3 million and $19.7 million, respectively. Premium income for this segment declined 5.6 percent to $230.9 million in the fourth quarter of 2022, compared to $244.5 million in the fourth quarter of 2021, due to policy terminations, partially offset by rate increases. Net investment income decreased 10.5 percent to $252.9 million in the fourth quarter of 2022, compared to $282.5 million in the fourth quarter of 2021, due to lower miscellaneous investment income, partially related to smaller increases in the net asset value on our private equity partnerships, and a decline in the yield on invested assets. These decreases were partially offset by an increase in the level of invested assets.

The interest adjusted loss ratio for the long-term care line of business increased to 86.3 percent in the fourth quarter of 2022, compared to 82.2 percent in the fourth quarter of 2021, driven primarily by higher incidence. The interest adjusted loss ratio for the long-term care line of business for full year 2022 was 82.0 percent which is below our long-term expected range.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $37.5 million in the fourth quarter of 2022, compared to an adjusted operating loss of $45.1 million in the fourth quarter of 2021, due primarily to higher net investment income and lower interest and debt expenses, partially offset by higher operating expenses.

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 200.9 million for the fourth quarter of 2022, compared to 204.2 million for the fourth quarter of 2021. Shares outstanding totaled 197.8 million at December 31, 2022. During the fourth quarter of 2022, the Company repurchased 1.5 million shares at a cost of $62.6 million.

Capital Management

At December 31, 2022, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 420 percent, and cash and marketable securities in the holding companies equaled $1,571.0 million.

Book Value

Book value per common share as of December 31, 2022 was $46.51, compared to $56.37 at December 31, 2021. Book value per common share excluding AOCI as of December 31, 2022 was $60.45, compared to $54.63 at December 31, 2021.

Effective Tax Rate

Effective tax rate on adjusted operating earnings was 22.4 percent in the fourth quarter of 2022, and 19.4 percent for full year 2022.

Outlook

The Company will hold its 2023 outlook meeting on Thursday, February 23, 2023, at 8:30 a.m. Eastern time, in New York City. Additional information, including information on how to access a webcast of the meeting which will be simulcast in a listen-only mode, can be found on the “Investors” section of the Company’s website.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of investment gains or losses and the amortization of the cost of reinsurance as well as certain other items as specified in the reconciliations in the Financial Highlights section below. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. The non-GAAP measure "book value per common share excluding AOCI" differs from the GAAP measure due to the exclusion of AOCI. We believe these measures are better performance measures and better indicators of the profitability and underlying trends in our business.

Investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments. Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of investment gains or losses. Although we may experience investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

We have exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that was recognized upon the exit of the business related to the ceded reserves for the cohort of policies on claim status. We believe that the exclusion of the amortization of the cost of reinsurance provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, February 1, 2023, at 8:00 a.m. Eastern Time to discuss the results of operations for the fourth quarter of 2022. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is 1-844-200-6205 for callers in the U.S. (pass code 224848). For callers in Canada, the dial-in number is 1-833- 950-0062 (pass code 224848). For all other callers, the dial-in number is 1-929 526-1599 (pass code 224848). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website, and will be available through February 7, 2022 by dialing 1-866- 813-9403 (U.S.), 1-226-828-7578 (Canada), 0204-525-0658 (U.K. Local), or 44-204-525-0658 (all other locations) - pass code 936552.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2022 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (NYSE: UNM), an international provider of workplace benefits and services, has been helping workers and their families for 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2022, Unum reported revenues of $12.0 billion and paid $7.9 billion in benefits. The Fortune 500 company is one of the 2022 World’s Most Ethical Companies, recognized by Ethisphere®.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of COVID-19 on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) our ability to hire and retain qualified employees; (7) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (8) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (11) changes in our financial strength and credit ratings; (12) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (13) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (14) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (15) ability to generate sufficient internal liquidity and/or obtain external financing; (16) damage to our reputation due to, among other factors,

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (17) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (18) effectiveness of our risk management program; (19) contingencies and the level and results of litigation; (20) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (21) fluctuation in foreign currency exchange rates; and (22) our ability to meet environment, social, and governance standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A "Risk Factors" of our annual report on Form 10-K for the year ended December 31, 2021. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Revenue
Premium Income	$2,411.1	$2,374.6	$9,623.4	$9,481.0
Net Investment Income	524.4	550.8	2,122.2	2,213.2
Net Investment Gain (Loss)	6.6	(8.7)	(15.7)	76.7
Other Income	63.6	62.4	261.1	242.9
Total Revenue	3,005.7	2,979.1	11,991.0	12,013.8

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,755.4	1,939.4	6,936.7	7,598.6
Commissions	267.3	260.2	1,086.4	1,038.1
Interest and Debt Expense	47.2	50.6	188.5	185.0
Cost Related to Early Retirement of Debt	—	—	4.2	67.3
Deferral of Acquisition Costs	(137.8)	(119.2)	(556.9)	(508.1)
Amortization of Deferred Acquisition Costs	141.5	145.3	591.0	586.1
Other Expenses	571.2	511.1	2,109.7	1,983.8
Total Benefits and Expenses	2,644.8	2,787.4	10,359.6	10,950.8

Income Before Income Tax	360.9	191.7	1,631.4	1,063.0
Income Tax	81.3	32.0	317.2	238.8

Net Income	$279.6	$159.7	$1,314.2	$824.2

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.41	$0.78	$6.55	$4.04
Assuming Dilution	$1.39	$0.78	$6.50	$4.02

Weighted Average Common Shares - Basic (000s)	198,825.4	203,653.1	200,647.2	204,232.9
Weighted Average Common Shares - Assuming Dilution (000s)	200,904.1	204,243.2	202,109.4	204,847.9
Outstanding Shares - (000s)			197,755.0	202,514.2

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31
	2022		2021
	(in millions)	per share *	(in millions)	per share *
Net Income	$279.6	$1.39	$159.7	$0.78
Excluding:
Net Investment Gain (Loss) (net of tax expense (benefit) $1.7; $(1.9))	4.9	0.02	(6.8)	(0.03)
Amortization of the Cost of Reinsurance (net of tax benefit of $3.3; $4.2)	(12.0)	(0.06)	(15.5)	(0.08)
After-tax Adjusted Operating Income	$286.7	$1.43	$182.0	$0.89

	Year Ended December 31
	2022		2021
	(in millions)	per share *	(in millions)	per share *
Net Income	$1,314.2	$6.50	$824.2	$4.02
Excluding:
Net Investment Gains and Losses
Net Realized Investment Gain Related to Reinsurance Transaction (net of tax expense of $—; $14.2)	—	—	53.4	0.26
Net Investment Gain (Loss), Other (net of tax expense (benefit) of $(3.5); $1.9)	(12.2)	(0.07)	7.2	0.03
Total Net Investment Gain	(12.2)	(0.07)	60.6	0.29
Items Related to Closed Block Individual Disability Reinsurance Transaction
Change in Benefit Reserves and Transaction Costs (net of tax benefit of $—; $29.2)	—	—	(110.1)	(0.53)
Amortization of the Cost of Reinsurance (net of tax benefit of $13.4; $16.8)	(50.4)	(0.25)	(62.3)	(0.31)
Total Items Related to Closed Block Individual Disability Reinsurance Transaction	(50.4)	(0.25)	(172.4)	(0.84)
Net Reserve Change Related to Reserve Assumption Updates (net of tax expense of $32.5; $38.1)	122.5	0.61	143.3	0.70
Impairment Loss on Internal-Use Software (net of tax benefit of $—; $2.5)	—	—	(9.6)	(0.05)
Cost Related to Early Retirement of Debt (net of tax benefit of $—; $14.1)	—	—	(53.2)	(0.26)
Impairment Loss on ROU Asset (net of tax benefit of $—; $2.9)	—	—	(11.0)	(0.05)
Impact of U.K. Tax Rate Increase	—	—	(24.2)	(0.12)
After-tax Adjusted Operating Income	$1,254.3	$6.21	$890.7	$4.35

* Assuming Dilution

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

	December 31
	2022		2021
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,197.5	$46.51	$11,416.4	$56.37
Excluding:
Net Unrealized Gain (Loss) on Securities	(2,023.8)	(10.23)	962.2	4.75
Net Gain (Loss) on Hedges	(9.6)	(0.05)	61.8	0.30
Subtotal	11,230.9	56.79	10,392.4	51.32
Excluding:
Foreign Currency Translation Adjustment	(389.1)	(1.97)	(273.9)	(1.35)
Subtotal	11,620.0	58.76	10,666.3	52.67
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(334.1)	(1.69)	(396.0)	(1.96)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$11,954.1	$60.45	$11,062.3	$54.63

	Three Months Ended
	December 31, 2022	December 31, 2021
	Premium Income	Premium Income, Local Currency[1]		Weighted Average Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$155.3		£114.5	1.176	$134.7
Unum Poland	23.0	zł	93.4	0.217	20.2
Total	178.3				154.9
Unum US	1,581.5		$1,529.3		1,529.3
Colonial Life	420.4		$423.3		423.3
Core Operations	$2,180.2				$2,107.5

1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10